UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Green Dot Corporation

(Name of Issuer)

Class A Common Stock, par value $0.001 per share

(Title of Class of Securities)

39304D 102

(CUSIP Number)

Copies to:

Frederic D. Fenton c/o Technology Crossover Ventures 528 Ramona Street Palo Alto, California 94301 (650) 614-8200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 27, 2012

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because § 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box  ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS TCV VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: 790,352 SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER -0- SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER 790,352 SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER -0- SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 790,352 SHARES OF COMMON STOCK
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.62%
14	TYPE OF REPORTING PERSON PN

(A)	Please see Item 5

1	NAMES OF REPORTING PERSONS TCV VII (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: 410,447 SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER -0- SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER 410,447 SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER -0- SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 410,447 SHARES OF COMMON STOCK
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.36%
14	TYPE OF REPORTING PERSON PN

(A)	Please see Item 5

1	NAMES OF REPORTING PERSONS TCV MEMBER FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: 7,439 SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER -0- SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER 7,439 SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER -0- SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,439 SHARES OF COMMON STOCK
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.02%
14	TYPE OF REPORTING PERSON PN

(A)	Please see Item 5

1	NAMES OF REPORTING PERSONS TECHNOLOGY CROSSOVER MANAGEMENT VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: 1,200,799 SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER -0- SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER 1,200,799 SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER -0- SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,200,799 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.98%
14	TYPE OF REPORTING PERSON PN

(A)	Please see Item 5

1	NAMES OF REPORTING PERSONS TECHNOLOGY CROSSOVER MANAGEMENT VII, LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: 1,208,238 SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER -0- SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER 1,208,238 SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER -0- SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,208,238 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.01%
14	TYPE OF REPORTING PERSON OO

(A)	Please see Item 5

1	NAMES OF REPORTING PERSONS JAY C. HOAG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER 1,208,238 SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER -0- SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER 1,208,238 SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,208,238 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.01%
14	TYPE OF REPORTING PERSON IN

(A)	Please see Item 5

1	NAMES OF REPORTING PERSONS RICHARD H. KIMBALL
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER 1,208,238 SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER -0- SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER 1,208,238 SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,208,238 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.01%
14	TYPE OF REPORTING PERSON IN

(A)	Please see Item 5.

1	NAMES OF REPORTING PERSONS JOHN L. DREW
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER 1,208,238 SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER -0- SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER 1,208,238 SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,208,238 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.01%
14	TYPE OF REPORTING PERSON IN

(A)	Please see Item 5.

1	NAMES OF REPORTING PERSONS JON Q. REYNOLDS, JR.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER 1,208,238 SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER -0- SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER 1,208,238 SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,208,238 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.01%
14	TYPE OF REPORTING PERSON IN

(A)	Please see Item 5.

1	NAMES OF REPORTING PERSONS ROBERT W. TRUDEAU
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER 1,208,238 SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER -0- SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER 1,208,238 SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,208,238 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.01%
14	TYPE OF REPORTING PERSON IN

(A)	Please see Item 5.

1	NAMES OF REPORTING PERSONS CHRISTOPHER P. MARSHALL
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER 1,208,238 SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER -0- SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER 1,208,238 SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,208,238 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.01%
14	TYPE OF REPORTING PERSON IN

(A)	Please see Item 5.

1	NAMES OF REPORTING PERSONS TIMOTHY P. McADAM
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER 1,208,238 SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER -0- SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER 1,208,238 SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,208,238 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.01%
14	TYPE OF REPORTING PERSON IN

(A)	Please see Item 5.

1	NAMES OF REPORTING PERSONS JOHN C. ROSENBERG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER 1,208,238 SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER -0- SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER 1,208,238 SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,208,238 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.01%
14	TYPE OF REPORTING PERSON IN

(A)	Please see Item 5.

1	NAMES OF REPORTING PERSONS DAVID L. YUAN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER 1,208,238 SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER -0- SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER 1,208,238 SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,208,238 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.01%
14	TYPE OF REPORTING PERSON IN

(A)	Please see Item 5.

Item 5.	Interest in Securities of the Issuer

(a), (b). As of the close of business on January 31, 2012, TCV VII, L.P., a Cayman Islands exempted limited partnership (“TCV VII”), TCV VII (A), L.P., a Cayman Islands exempted limited partnership (“TCV VII(A)”), TCV Member Fund, L.P., a Cayman Islands exempted limited partnership (“Member Fund” and, together with TCV VII and TCV VII(A), the “TCV Funds”), Technology Crossover Management VII, L.P., a Cayman Islands exempted limited partnership (“TCM VII”), Technology Crossover Management VII, Ltd., a Cayman Islands exempted company (“Management VII”), Jay C. Hoag (“Mr. Hoag”), Richard H. Kimball (“Mr. Kimball”), John L. Drew (“Mr. Drew”), Jon Q. Reynolds, Jr. (“Mr. Reynolds”), Robert W. Trudeau (“Mr. Trudeau”), Christopher P. Marshall (“Mr. Marshall”), Timothy P. McAdam (“Mr. McAdam”), John C. Rosenberg (“Mr. Rosenberg”) and David L. Yuan (“Mr. Yuan”) (TCV VII, TCV VII(A), Member Fund, TCM VII, Management VII, Mr. Hoag, Mr. Kimball, Mr. Drew, Mr. Reynolds, Mr. Trudeau, Mr. Marshall, Mr. McAdam, Mr. Rosenberg and Mr. Yuan are sometimes collectively referred to herein as the “Reporting Persons”) owned directly and/or indirectly the following shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), of Green Dot Corporation, a Delaware corporation (the “Company”):

Name of Investor	Number of Total Shares (**)	Percentage of Outstanding Shares(*)
TCV VII	790,352	2.62%
TCV VII(A)	410,447	1.36%
Member Fund	7,439	Less than 1%
TCM VII	1,200,799	3.98%
Management VII	1,208,238	4.01%
Mr. Hoag	1,208,238	4.01%
Mr. Kimball	1,208,238	4.01%
Mr. Drew	1,208,238	4.01%
Mr. Reynolds	1,208,238	4.01%
Mr. Trudeau	1,208,238	4.01%
Mr. Marshall	1,208,238	4.01%
Mr. McAdam	1,208,238	4.01%
Mr. Rosenberg	1,208,238	4.01%
Mr. Yuan	1,208,238	4.01%

(*)	All percentages in this table are based on 30,156,699 shares of Class A Common Stock outstanding as of December 6, 2011 (following conversion of all shares of Class B Common Stock into shares of Class A Common Stock in connection with the consummation of the Bonneville Transaction, as described in Amendment No. 3 to Schedule 13D with respect to the Company’s securities filed on December 14, 2011), as reported by the Company to the Reporting Persons.
(**)	Certain Reporting Persons disclaim beneficial ownership as set forth below.

Each of the TCV Funds has the sole power to dispose or direct the disposition of the shares which it holds directly, and has the sole power to vote or direct the vote of such shares.

Management VII, as the ultimate general partner of TCV VII and TCV VII(A) and a general partner of Member Fund, and TCM VII, as the direct general partner of TCV VII and TCV VII(A), may also be deemed to have the sole power to dispose or direct the disposition of the shares held by TCV VII and TCV VII(A) and, with respect to Management VII, certain of the shares held by Member Fund and have the sole power to direct the vote of such shares. Each of Management VII and TCM VII disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein.

Mr. Hoag, Mr. Kimball, Mr. Drew, Mr. Reynolds, Mr. Trudeau, Mr. Marshall, Mr. McAdam, Mr. Rosenberg and Mr. Yuan (collectively, the “Class A Directors”) are the Class A Directors of Management VII. Under the memorandum and articles of association of Management VII, the Class A Directors have the shared power to dispose or direct the disposition of the shares held by TCV VII and TCV VII(A) and certain of the shares held by Member Fund and the shared power to direct the vote of such shares. Each of the Class A Directors disclaims beneficial ownership of the securities owned by Management VII, TCM VII, TCV VII, TCV VII(A) and Member Fund except to the extent of their respective pecuniary interest therein.

The Reporting Persons may be deemed to be acting as a group in relation to their respective holdings in the Company but do not affirm the existence of any such group.

Except as set forth in this Item 5(a) — (b), each of the Reporting Persons disclaims beneficial ownership of any Class A Common Stock owned beneficially or of record by any other Reporting Person.

(c).	Since the filing of Amendment No. 3 to Schedule 13D with respect to the Company’s Securities (“Amendment No. 3”) on December 14, 2011, as of January 31, 2012, the Reporting Persons have sold the following shares of Class A Common Stock through broker’s transactions in the open market:

Name of Reporting Person	Date of Sale	Number of Shares (*)	Price Per Share (*)
TCV VII	January 27, 2012	117,280	$29.6545
	January 27, 2012	194,278	$29.7639
	January 30, 2012	12,301	$28.7139
	January 30, 2012	54,616	$28.5431
	January 31, 2012	8,244	$28.5363
TCV VII(A)	January 27, 2012	60,907	$29.6545
	January 27, 2012	100,897	$29.7639
	January 30, 2012	6,388	$28.7139
	January 30, 2012	28,364	$28.5431
	January 31, 2012	4,281	$28.5363
Member Fund	January 27, 2012	1,094	$29.6545
	January 27, 2012	1,425	$29.7639
	January 30, 2012	111	$28.7139
	January 30, 2012	494	$28.5431
	January 31, 2012	75	$28.5363

(*)	The number of shares of Class A Common Stock reported represents an aggregate number of shares executed by a broker in multiple open market transactions over the day. The price per share reported excludes brokerage commissions.

Except as set forth above, as of January 31, 2012, no Reporting Person has effected any transaction in shares of Class A Common Stock since the filing of Amendment No. 3 on December 14, 2011.

(d).	Not applicable.

(e).	The Reporting Persons ceased to be beneficial owners of more than five percent of the Class A Common Stock on January 27, 2012.

Item 7.	Material to Be Filed as Exhibits

Exhibit 1 Joint Filing Agreement (incorporated by reference from Exhibit 1 to the Schedule 13D with respect to the Company’s securities filed on August 18, 2011)

Exhibit 2 Statement Appointing Designated Filer and Authorized Signatories dated July 10, 2009 (incorporated by reference from Exhibit 2 to the Schedule 13D relating to the common stock of Interactive Brokers Group, Inc. filed on July 10, 2009)

Exhibit 3 Statement Appointing Designated Filer and Authorized Signatories dated August 6, 2010 (incorporated by reference to Exhibit 5 to the Reporting Persons’ initial statement on Schedule 13D with respect to the Company’s securities filed on August 6, 2010)

Exhibit 4 Statement Appointing Designated Filer and Authorized Signatories dated December 31, 2010 (incorporated by reference from Exhibit 6 to the Schedule 13D relating to the common stock of K12 Inc. filed on May 2, 2011)

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 1, 2012

TCV VII, L.P.

By:	/s/ Frederic D. Fenton
	Name:	Frederic D. Fenton
	Title:	Authorized Signatory

TCV VII (A), L.P.

By:	/s/ Frederic D. Fenton
	Name:	Frederic D. Fenton
	Title:	Authorized Signatory

TCV MEMBER FUND, L.P.

By:	/s/ Frederic D. Fenton
	Name:	Frederic D. Fenton
	Title:	Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT VII, L.P.

By:	/s/ Frederic D. Fenton
	Name:	Frederic D. Fenton
	Title:	Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT VII, LTD.

By:	/s/ Frederic D. Fenton
	Name:	Frederic D. Fenton
	Title:	Authorized Signatory

JAY C. HOAG

By:	/s/ Frederic D. Fenton
	Name:	Frederic D. Fenton
	Title:	Authorized Signatory

RICHARD H. KIMBALL

By:	/s/ Frederic D. Fenton
	Name:	Frederic D. Fenton
	Title:	Authorized Signatory

JOHN L. DREW

By:	/s/ Frederic D. Fenton
	Name:	Frederic D. Fenton
	Title:	Authorized Signatory

JON Q. REYNOLDS, JR.

By:	/s/ Frederic D. Fenton
	Name:	Frederic D. Fenton
	Title:	Authorized Signatory

ROBERT W. TRUDEAU

By:	/s/ Frederic D. Fenton
	Name:	Frederic D. Fenton
	Title:	Authorized Signatory

CHRISTOPHER P. MARSHALL

By:	/s/ Frederic D. Fenton
	Name:	Frederic D. Fenton
	Title:	Authorized Signatory

TIMOTHY P. McADAM

By:	/s/ Frederic D. Fenton
	Name:	Frederic D. Fenton
	Title:	Authorized Signatory

JOHN C. ROSENBERG

By:	/s/ Frederic D. Fenton
	Name:	Frederic D. Fenton
	Title:	Authorized Signatory

DAVID L. YUAN

By:	/s/ Frederic D. Fenton
	Name:	Frederic D. Fenton
	Title:	Authorized Signatory

EXHIBIT INDEX

Exhibit 1 Joint Filing Agreement (incorporated by reference from Exhibit 1 to the Schedule 13D with respect to the Company’s securities filed on August 18, 2011)

Exhibit 2 Statement Appointing Designated Filer and Authorized Signatories dated July 10, 2009 (incorporated by reference from Exhibit 2 to the Schedule 13D relating to the common stock of Interactive Brokers Group, Inc. filed on July 10, 2009)

Exhibit 3 Statement Appointing Designated Filer and Authorized Signatories dated August 6, 2010 (incorporated by reference to Exhibit 5 to the Reporting Persons’ initial statement on Schedule 13D with respect to the Company’s securities filed on August 6, 2010)

Exhibit 4 Statement Appointing Designated Filer and Authorized Signatories dated December 31, 2010 (incorporated by reference from Exhibit 6 to the Schedule 13D relating to the common stock of K12 Inc. filed on May 2, 2011)